Amendment to Administration, Bookkeeping and Pricing Services Agreement

THIS AMENDMENT IS MADE AS OF NOVEMBER 13, 2018 (the “Effective Date”) between WesMark Funds (the “Trust”), an open-end, management investment company organized as a business trust under the laws of the State of Massachusetts, and ALPS Fund Services, Inc. (“ALPS”), a Colorado corporation.

WHEREAS, the Trust and ALPS have entered into an Administration, Bookkeeping and Pricing Services Agreement dated March 31, 2009, as amended (the “Agreement”); and

WHEREAS, the Trust and ALPS wish to modify the Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	As of the Effective Date, Appendix B (Services) of the Agreement is deleted in its entirety and replaced with the Appendix B (Services) attached hereto and incorporated by reference herein.

2.	All other provisions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, the Amendment has been executed by a duly authorized representative of each of the parties hereto as of the Effective Date.

WESMARK FUNDS		ALPS FUND SERVICES, INC.

By:		By:
Name:	David B. Ellwood	Name:	Jeremy O. May
Title:	President	Title:	President

APPENDIX B

SERVICES

Fund Administration

●	Prepare annual and semi-annual financial statements

●	Coordinate layout and printing of reports

●	Prepare and file Forms N-CEN, N-CSR, N-Q and 24f-2

●	Host annual audits and SEC exams

●	Perform monthly prospectus compliance and IRS/SEC diversification tests

●	Calculate performance figures

●	Prepare required reports for quarterly Board meetings

●	Monitor expense ratios

●	Maintain budget vs. actual expenses

●	Manage fund invoice approval and bill payment process

●	Maintain and coordinate Blue Sky registration

●	Assist with placement of fidelity bond and E&O insurance

●	Coordinate reporting to outside agencies including Morningstar, etc.

●	Oversee and administer 12b-1 plans (if any)

Fund Accounting

●	Calculate daily NAVs

●	Transmit daily NAVs to NASDAQ, transfer agent and other third parties

●	Compute yields, expense ratios, portfolio turnover rates, etc.

●	Calculate income dividend rates

●	Reconcile cash and investment balances with the custodian

●	Support preparation of financial statements

●	Prepare required Fund Accounting records in accordance with the 1940 Act

Legal

●	Review and update Prospectus and Statement of Additional Information annually

●	Provide legal review of SEC financial filings

●	Coordinate EDGARization and filing of documents

●	Prepare required reports for quarterly Board of Trustees’ meetings

●	Review legal contracts

●	Oversee Trust’s Code of Ethics reporting

Tax

●	Perform monthly, quarterly or annual distribution calculations, as appropriate, including distributions necessary to avoid excise tax

●	Prepare provision for income tax and tax disclosure information (ROCSOP) for the audited financial statements

●	Prepare and file federal and state income tax returns (and appropriate extensions)

●	Prepare and file federal excise tax returns

●	Perform wash sale deferral and tax straddle activity analysis